Exhibit-99.(10)(F)

AMERICAN SKANDIA ADVISOR FUNDS, INC.

MASTER CLASS L (Formerly, Class A)

DISTRIBUTION PLAN

This Distribution Plan (the “Plan”) constitutes the written Distribution Plan for the Class A shares issued by American Skandia Advisor Funds, Inc., a Maryland corporation (the “Company”), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  During the effective term of this Plan, the Company may incur expenses primarily intended to result in the sale of its Class L shares or to maintain or improve account services provided to holders of its Class L shares upon the terms and conditions hereinafter set forth:

Section 1.                                          The Company is an open-end management investment company formed under the laws of the State of Maryland.  The shares in the Company may be issued in one or more series (each, a “Fund”) and the shares of each Fund may be issued in multiple classes.

Section 2.                                          This Plan initially will pertain to Class L Shares of each of the Funds named in Exhibit A attached hereto and made a part hereof (each, a “Participating Fund”).  This Plan shall also apply to the Class L Shares of any other series of the Company designated from time to time by the Board of Directors of the Company and added to the list of Participating Funds attached hereto as Exhibit A.  Where used in this Plan, the term “Shares” or “Class L Shares” shall pertain only to Class L Shares of a Participating Fund.

Section 3.                                          In order to provide for the implementation of the payments provided for pursuant to this Plan, the Company may enter into an Underwriting and Distribution Agreement (the “Agreement”) with American Skandia Marketing, Incorporated (“ASMI”) and/or Prudential Investment Management Services LCC (“PIMS”) pursuant to which ASMI and/or PIMS will serve as the principal underwriter(s) and general distributor(s) of the Company’s shares, including the Class L Shares, and pursuant to which each Participating Fund may pay compensation to ASMI and/or PIMS for its services and to defray various costs incurred or paid by ASMI or PIMS in connection with the distribution of Class L Shares.  Such Agreement, or any modification thereof, shall become effective with respect to Class L Shares of any Participating Fund only upon compliance with Section 12(b) of the Investment Company Act and Rule 12b-1 thereunder as the same may be amended from time to time.

Section 4.                                          The Company shall pay to ASMI and/or PIMS a distribution and service fee at the annual rate of 0.30% of the average net asset value of the outstanding Class L shares of the Participating Funds, as determined at the close of each business day, out of which 0.25% is intended as a fee (the “Service Fee”) for services provided by ASMI and/or PIMS to existing holders of Class A Shares.  The fee payable hereunder is intended to compensate ASMI and/or PIMS for services provided and expenses incurred by it relating to the offering of the Class L Shares.  Expenses may include, without limitation, payments by ASMI and/or PIMS to dealers, brokers, banks and other financial institutions (“Dealers”) with respect to services provided in connection with sales of Class L Shares and for maintaining or improving account services provided to Class L shareholders, all as set forth in the Company’s registration statement as in effect from time to time; provided, however, that (i) payments made by ASMI and/or PIMS to any Dealer shall not exceed 0.30% of the Company’s average daily net assets attributable to Class L Shares held in accounts of the Dealer and its customers; and (ii) no Service Fee shall be paid by ASMI or PIMS to any Dealer in respect of Class L Shares purchased at their net asset value with any applicable contingent deferred sales charge for a period of one year from the date of their purchase.  ASMI’s and PIMS’ fee hereunder shall be payable in arrears for each calendar month within 5 days after the close of such calendar month or at such other intervals as the Board of Directors of the Company (the “Board of Directors”) may determine.  A majority of the Qualified Directors, as defined below, may, from time to time, reduce the amount of such payments or may suspend the operation of the Plan for such period or periods of time as they may determine.  Amounts payable under the Plan shall be subject to the limitations of Rule 2830 of the Rules of Fair Conduct of  the National Association of Securities Dealers, Inc.  Amounts paid to ASMI and/or PIMS hereunder shall not be used to pay distribution expenses or service fees incurred with respect to any other class of shares of the Company.

Section 5.                                          This Plan shall become effective only upon compliance with Section 12(b) of the Investment Company Act and Rule 12b-1 thereunder and shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually by a majority of the Board of Directors and a majority of the Qualified Directors by votes cast in person at a meeting called for the purpose of voting on continuation of the Plan.

Section 6.                                          ASMI, PIMS, and any other person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related Agreement shall provide to the Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7.                                          This Plan may be terminated as to Class L Shares of a Participating Fund at any time by vote of a majority of the Qualified Directors or by shareholder vote in accordance with the Investment Company Act.  In the event of such termination, the subject Fund shall cease to be a Participating Fund upon satisfaction of its outstanding obligations hereunder.

Section 8.                                          All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

a)                                      that such agreement may be terminated with respect to Class L Shares of a Participating Fund at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by shareholder vote in accordance with the Investment Company Act on not more than 60 days’ written notice to any other party to the agreement; and

b)                                     that such agreement shall terminate automatically in the event of its assignment.

Section 9.                                          This Plan may not be amended to increase materially the amounts payable by a Participating Fund pursuant to Section 4 hereof without shareholder approval in accordance with the Investment Company Act and any material amendment to this Plan shall be approved by a majority of the Board of Directors and a majority of the Qualified Directors by votes cast in person at a meeting called for the purpose of voting on the amendment.

Amendments to this Plan other than material amendments of the kind referred to above may be adopted by a vote of the Board of Directors, including a majority of Qualified Directors.  The Board of Directors, by such vote, also may interpret this Plan and make all determinations necessary or advisable for its administration.

Section 10.                                   As used in this Plan, (a) the term “Qualified Directors” shall mean those Directors of the Company who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 11.                                   While this Plan is in effect, the selection and nomination of the Qualified Directors shall be committed to the discretion of the Qualified Directors then in office.

Executed as of                 , 2003.

AMERICAN SKANDIA ADVISOR FUNDS, INC.

By:

SCHEDULE A

List of Participating Funds

ASAF Strong International Equity Fund

ASAF William Blair International Growth Fund

ASAF PBHG Small-Cap Growth Fund

ASAF DeAM Small-Cap Growth Fund

ASAF Gabelli Small-Cap Value Fund

ASAF Goldman Sachs Mid-Cap Growth Fund

ASAF Neuberger Berman Mid-Cap Value Fund

ASAF INVESCO Technology Fund

ASAF INVESCO Health Sciences Fund

ASAF ProFund Managed OTC Fund

ASAF Marsico Capital Growth Fund

ASAF Goldman Sachs Concentrated Growth Fund

ASAF DeAM Large-Cap Growth Fund

ASAF T. Rowe Price Tax Managed Fund

ASAF Sanford Bernstein Core Value Fund

ASAF Sanford Bernstein Managed Index 500 Fund

ASAF Alliance Growth and Income Fund

ASAF MFS Growth with Income Fund

ASAF INVESCO Capital Income Fund

ASAF American Century Strategic Balanced Fund

ASAF Federated High Yield Bond Fund

ASAF PIMCO Total Return Bond Fund

ASAF Money Market Fund